Exhibit 10.33

CONTRIBUTION AND EXCHANGE AGREEMENT

BY AND AMONG

LATTICE INCORPORATED,

AND

CUMMINGS CREEK CAPITAL, INC. AND RALPH ALEXANDER

DATED AS OF MAY 16, 2011

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT, dated as of May 16, 2011 (this “Agreement”), is made by and among Lattice Incorporated, a Delaware corporation (“Lattice” or the “Company”) and Cummings Creek Capital, Inc., a Delaware corporation (“Cummings Creek”) and Ralph Alexander (“Alexander”). Also party to this Agreement is CLR Group, Ltd., an Illinois corporation (“CLR Group”), a wholly-owned subsidiary of Cummings Creek.  Certain definitions of capitalized terms used herein but not otherwise defined herein are set forth in Sections 6.2 and 6.3 below.

WHEREAS, Cummings Creek acquired all of the outstanding equity interests in CLR Group, pursuant to a Stock Purchase Agreement entered into on February 24, 2011 (together, with the CLR Group Disclosure Schedules, the “Purchase Agreement”) between Cummings Creek and the parties named therein;

WHEREAS, Cummings Creek is the owner of all of the issued and outstanding shares of CLR Group, Inc. consisting of 3,000 shares of Class A Common Stock (the “CLR Shares”);

WHEREAS, Alexander is sole shareholder of all issued and outstanding common stock of Cummings Creek (the "CCC Shares");

WHEREAS, the board of directors of Lattice (the “Board of Directors”) has approved the consummation of the transactions provided for in this Agreement, including the issuance by Lattice to Alexander of a quantity of shares of common stock, par value $0.01 per share, of Lattice (the “Exchange Shares”), in exchange for the contribution to Lattice by Alexander of the CCC Shares, which will represent all equity interests in Cummings Creek as of the Closing Date (as defined herein), upon the terms and subject to the conditions of this Agreement (the “Transaction”);

WHEREAS, the Board of Directors has (a) determined that this Agreement and the Transaction are advisable and in the best interest of Lattice and its stockholders (other than the Cummings Creek Parties), (b) declared it to be advisable for Lattice to enter into this Agreement, and to consummate the Transaction, (c) duly approved this Agreement and the Transaction, which approval has not been rescinded or modified, and (d) otherwise approved the issuance of Common Stock in the Transaction;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTION

SECTION 1.1.        The Contribution and Exchange. Subject to the terms and conditions set forth herein, at the Closing, Alexander shall contribute to Lattice the CCC Shares (at Closing the “Contributed Shares”) in exchange for the issuance by the Company to Alexander of 2,500,000 fully paid and non-assessable Exchange Shares.

SECTION 1.2.        Closing. The closing of the Transaction (the “Closing”) shall take place at 10:00 a.m., prevailing Eastern time, on the date hereof, at the offices of Becker Meisel LLC, Eisenhower Plaza II, Suite 1500, 354 Eisenhower Parkway, Livingston, New Jersey.  By agreement of the parties, the Closing may take place by conference call, telecopy and e-mail with exchange of original signatures by overnight mail.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.3.        Transactions to be Effected at the Closing and Post-Closing.

(a) On the Closing Date, Alexander shall deliver or cause to be delivered:

(i)	Certificates, representing the Contributed Shares, duly endorsed or accompanied by powers duly executed in blank and otherwise in form acceptable for transfer on the books of Cummings Creek;

(ii)	The stock book, stock ledger, minute book and corporate seal of each of Cummings Creek and CLR Group;

(iii)
A certificate dated as of the Closing Date and signed by Cummings Creek and CLR Group’s Secretary (or equivalent) and certifying and attaching: (a) copies of resolutions of each such entity’s Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (b) copies of each such entity’s Charter and Governing Documents;

(iv)
A certificate executed by the President of CLR Group attaching evidence of compliance with the covenants in this Agreement reasonably satisfactory to Lattice, including, without limitation, a check ledger for each of the Bank Accounts and a balance statement dated the Closing Date of the Bank Accounts and an identical certificate executed by the President of Cummings Creek;

(v)
Certificates from the States of Illinois and Delaware and from each jurisdiction where CLR Group and Cummings Creek is qualified to do business as a foreign corporation, dated not earlier than March 1, 2011, as to the good standing of the Company in such jurisdictions;

(vi)
Suitable documentation for the control of all bank and other financial accounts set forth on Schedule 2.31 to the Purchase Agreement, and identical documentation with respect to all bank and other financial accounts of Cummings Creek, or in which it possess any direct or indirect interest, as prescribed by Lattice;

(vii)	Resignations and releases effective immediately following the Closing of each of the directors of both Cummings Creek and CLR Group;

(b) On the Closing Date, Lattice shall:

(i)
Issue stock certificates to Alexander representing newly-issued, fully paid and non-assessable shares of Lattice Common Stock, and (B) instruct its designated transfer agent to update the stock ledger of Lattice to reflect the issuance described in clause (A); and

(ii)	Deliver to Alexander each of the documents, certificates and items required to be delivered by Lattice pursuant to this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ALEXANDER

Except as set forth in the Alexander Disclosure Schedule, Alexander, represents and warrants to Lattice that all of the statements contained in this Article II are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date.  Each disclosure set forth in the Alexander Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the Alexander Disclosure Schedule to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.

SECTION 2.1.        Ownership of the CCC Shares.

(a) As of the date of this Agreement, Alexander is the title and beneficial owner of the Contributed Shares, and, as of the Closing, Alexander shall be the title and beneficial owner of the Contributed Shares. Alexander has as of the date of this Agreement, good and marketable title to the Contributed Shares owned by it, free and clear of all Liens.  The Contributed Shares to be delivered by Alexander at the Closing shall be delivered by such Cummings Creek to Lattice free and clear of all Liens.

(b) The Contributed Shares owned by Alexander have been duly authorized, validly issued and are fully paid and non-assessable.

SECTION 2.2.        Corporate Organization and Authority.  Cummings Creek is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution, delivery and performance by Cummings Creek of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Cummings Creek.  Each Transaction Document to which it is a party has been duly executed by Cummings Creek, and when delivered by Cummings Creek in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Cummings Creek, each individually and collectively, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.).

SECTION 2.3.        Individual Power and Authority.  Alexander has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transaction contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Alexander is a party and Alexander’s consummation of the transactions contemplated thereby, have been duly authorized by all requisite action of Alexander.

SECTION 2.4.        Binding Agreement.  This Agreement has been duly executed and delivered to Lattice by Alexander and Cummings Creek, and constitutes the legal, valid and binding agreement of Alexander and Cummings Creek, enforceable against each of Alexander and Cummings Creek in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  Upon execution and delivery at the Closing of each other Transaction Document to which Alexander and Cummings Creek each is a party, such Transaction Document will be duly and validly executed and delivered to Lattice on the Closing Date, and will constitute a legal, valid and binding obligation of Alexander and Cummings Creek, respectively, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with the general equitable principles.

SECTION 2.5.        No Breach.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which each of Cummings Creek and Alexander is a party and the consummation of the transactions contemplated hereby and thereby by each of Cummings Creek and Alexander does not and will not to their knowledge (a) violate or conflict with any Laws to which each of Cummings Creek and Alexander or the Contributed Shares are subject, or by which each of Cummings Creek and Alexander or the Contributed Shares may be bound, if applicable, (b) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which each of Cummings Creek and Alexander is a party or by which each of Cummings Creek and Alexander or the Contributed Shares may be bound, (c) result in the imposition of a Lien on the Contributed Shares or (d) require any filing with, or permit, or the giving of any notice to, any Governmental Authority or other Person on behalf of Cummings Creek or Alexander.

SECTION 2.6.        No Conflict; Required Filings or Consents.

(a) No Conflict. The execution, delivery and performance of this Agreement by Alexander does not, to his knowledge, and the consummation by Alexander of the Transaction and compliance by Alexander with the provisions of this Agreement will not, conflict with, result in any violation, breach of or default under (with or without notice or lapse of time, or both), require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of such Cummings Creek or any restriction on the conduct of any of the businesses or operations of Cummings Creek under any of the Organizational Documents of Cummings Creek.

(b) Required Filings or Consents. No consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to Cummings Creek in connection with the execution, delivery and performance of this Agreement by Cummings Creek or the consummation by Cummings Creek of the Transaction, except for such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as have not had and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the ability of Cummings Creek to consummate the Transaction.

(c) Alexander has complied in all material respects with Laws of any Governmental Authority applicable to the Contributed Shares held by Alexander.  Except with respect to his employment, director and officer capacities, Alexander has no claim against Cummings Creek or CLR Group.

SECTION 2.7.       Representation by Counsel.  Alexander and Cummings Creek each: (i) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (ii) has had the full right and opportunity to consult with such attorney and other advisors and has availed himself, herself or itself of this right and opportunity; (iii) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to him by such counsel; (iv) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (v) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

SECTION 2.8.        Information Supplied.  To the actual knowledge of Alexander, (a) none of the information supplied by or on behalf of Cummings Creek and Alexander, and (b) to the Knowledge of Cummings Creek and Alexander, none of the information supplied in respect of CLR Group, in each case, specifically contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 2.9.        Accredited Investor; Acquisition for Own Account.

(a) Investor Status. At the time Alexander was offered the Exchange Shares, he was, and at the date hereof it is: (i) an “accredited investor” as defined in Rule 501 under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A (a) under the Securities Act.  Alexander is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(b) Experience of Alexander.  Alexander, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, and has so evaluated the merits and risks of such investment. Alexander is able to bear the economic risk of an investment in the Exchange Shares and, at the present time, is able to afford a complete loss of such investment.

(c) Own Account.  Alexander understands that the Exchange Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Exchange Shares as principal for its own account and not with a view to or for distributing or reselling such Exchange Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting such Investor’s right to sell the Exchange Shares in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.  Alexander is acquiring the Exchange Shares hereunder in the ordinary course of its business.

SECTION 2.10.      Risk Factors.  Alexander hereby agrees and acknowledges that he has been informed of the following: (i) there are factors relating to the subsequent transfer of any Exchange Shares acquired hereunder that could make the resale of such Exchange Shares difficult; and (ii) there is no guarantee that Cummings Creek will realize any gain from the purchase of the Shares.  In addition, the Exchange Shares are restricted and not freely transferable and subject to lock-up limitations on transfer.  The purchase of the Shares involves a high degree of risk and is subject to many uncertainties.  These risks and uncertainties may adversely affect the Company’s business, operating results and financial condition.  In such an event, the trading price for the Common Stock could decline substantially and Cummings Creek could lose all or part of its investment.

SECTION 2.11.      Due Diligence.  Alexander hereby agrees and acknowledges that he has reviewed the SEC Reports and has had an opportunity to meet with representatives of the Company and to ask questions and receive answers to his satisfaction regarding the Company’s proposed business and the Company’s financial condition in order to assist him in evaluating the merits and risks of purchasing the Shares.  All material documents and information pertaining to the Company and the contribution of the Contributed Shares in exchange for the Exchange Shares hereunder that have been requested by Cummings Creek have been made available to Alexander.

SECTION 2.12.      Capital Structure of CLR Group. To the Knowledge of Alexander and Cummings Creek:

(a) As of the date hereof, the authorized capital stock of CLR Group is as otherwise reflected in Section 2.4(a) of the Purchase Agreement.  All of the Contributed Shares have been, duly authorized and will be, when contributed to Lattice in accordance with the terms hereof, validly issued, fully paid, non-assessable and free of pre-emptive rights. As of the date of this Agreement, except (i) as set forth above, (ii) as set forth in Section 2.12(a) of the Cummings Creek Parties Disclosure Schedule, there are no (A) shares of capital stock of CLR Group authorized, issued or outstanding, (B) existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts or binding commitments of any character to which CLR Group is a party, requiring CLR Group to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, CLR Group or securities convertible into or exchangeable for such shares or equity interests, or to grant, extend or enter into any such option, warrant, call, subscription or other right, Contract or binding commitment or (C) outstanding contractual obligations of CLR Group to repurchase, redeem or otherwise acquire any shares of CLR Shares or the capital stock of CLR Group.

(b) As of the date hereof, there are no contractual obligations for CLR Group or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of CLR Group or its Subsidiaries under the Securities Act.

(c) As of the date hereof, no bonds, debentures, notes or other evidences of Indebtedness or other obligations of CLR Group having the right to vote (or which bonds, debentures, notes or other evidences of Indebtedness or other obligations are convertible into or exercisable for CLR Shares having the right to vote) on any matters on which stockholders may vote (“CLR Voting Debt”) are issued or outstanding.

SECTION 2.13.      Related Party Transactions. None of the Cummings Creek or any of their respective Affiliates (other than CLR Group and its Subsidiaries) is a party to any Contract with CLR Group or any Subsidiary thereof that would be required to be disclosed by Lattice, upon closing, pursuant to Item 404 of Regulation S-K under the Exchange Act.

SECTION 2.14.      General Solicitation. Alexander is not participating in this transaction, or accepting the Exchange Shares as a result of any advertisement, article, notice or other communication regarding the Exchange Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

SECTION 2.15.      Short Sales and Confidentiality Prior To The Date Hereof.  Other than the transaction contemplated hereunder, Alexander has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with Alexander, executed any disposition, including Short Sales, in the securities of the Company during the period commencing from the time that Alexander first received a term sheet (written or oral) from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof (“Discussion Time”).  Other than to other Persons party to this Agreement, Alexander has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

SECTION 2.16.     Assumed CLR Group Debt.  Neither Cummings Creek nor Alexander has incurred or assumed any debt relating in connection with its acquisition of the CLR Shares, except pursuant to the Purchase Agreement and as disclosed on the Cummings Creek Parties Disclosure Schedule, or as otherwise disclosed in Schedule 2.16 hereto (as to legal fees).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LATTICE

Except as set forth in the Company’s SEC Reports filed with the SEC prior to the date of this Agreement, Lattice represents and warrants to Alexander that all of the statements contained in this Article III are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date.

SECTION 3.1.        Organization and Qualification; Organizational Documents; Subsidiaries.

(a) Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Company and each of the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such corporate power and authority or qualification.

(b) Organizational Documents. The Company has delivered or made available to Alexander, prior to the execution of this Agreement, true, correct and complete copies of the Organizational Documents of Lattice, and each such instrument is in full force and effect. Lattice is not in violation of its Organizational Documents.

(c) Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Exhibit 21.1 of the 10-K of the Company, as filed with the Commission.  The Company owns, directly or indirectly, such capital stock or other equity interests in SMEI and in each other Subsidiary as reflected on Exhibit 21.1 and otherwise disclosed in the Company's current 10-K free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities

SECTION 3.2.        Independent Board.  As of the date of this Agreement, the Board of Directors of the Company consists of three (3) directors with 2 being “independent”, as defined in the rules promulgated under the 1934 Act.

SECTION 3.3.       Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than in connection with the Required Approvals.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

SECTION 3.4.        No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

SECTION 3.5.        Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than pursuant to Section 4.4 hereof, and the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws  (the “Required Approvals”).

SECTION 3.6.        Issuance of the Exchange Shares.  The Exchange Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.

SECTION 3.7.        Capitalization.  The capitalization of the Company is as set forth in Item 1 (Financial Statements, inclusive of footnote) in the Company's Form 10KSB for the period ending December 31, 2011 (the “10-K Report”), provided, however, such capitalization also includes 454,546 of outstanding Series D Convertible Preferred Stock issued to Baron Partners LP as otherwise disclosed in the Current Report of the Company, filed with the Commission on February 22, 2011 (the “Baron Partners 8-K Report”).   Except as disclosed in Item 1 of the 10-K Report, the Form 10-Q Report for the period ending March 31, 2011 (the “10-Q Report”) and the Baron Partners 8-K Report, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as a result of the issuance of the Exchange Shares and as otherwise disclosed in Item 1 of the 10-K Report, the 10-Q Report and the Baron Partners 8-K Report, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  The issuance of the Exchange Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Exchange Shares.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

SECTION 3.8.        SEC Reports; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

SECTION 3.9.       Litigation.  Except as set forth in the SEC Reports, there is no action, suit, inquiry, notice of violation, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, arbitration, mediation or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in Law or in equity pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Exchange Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor, to the best of the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.10.      Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good.  No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of the Company, the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.11.      Compliance.  Neither the Company nor any Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of the Company, is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12.      Regulatory Permits.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

SECTION 3.13.      Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

SECTION 3.14.      Patents and Trademarks.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a notice (written or otherwise) that the Intellectual Property Rights used by the Company or any Subsidiary violate or infringe upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expecting to have a Material Adverse Effect.

SECTION 3.15.      Insurance.   The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount, excepting where such absence of insurance coverage is not reasonably expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

SECTION 3.16.      Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or a Subsidiary and (iii) for other employee benefits, including stock option or stock grant agreements under any stock plans of the Company.

SECTION 3.17.     No Disagreements with Auditors and Lawyers.  To the knowledge of the Company, there are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the auditors and lawyers formerly or presently employed by the Company.

SECTION 3.18.     Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.  Each Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

SECTION 3.19.      Private Placement.  Assuming the accuracy of the representations and warranties of Cummings Creek and Alexander set forth in Section 2.9, no registration under the Securities Act is required for the issuance of the Exchange Shares by the Company as contemplated hereby.

SECTION 3.20.      Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Exchange Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

SECTION 3.21.      Disclosure.  All disclosure furnished by or on behalf of the Company to Alexander regarding the Company, its business and the transactions contemplated hereby, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Company acknowledges and agrees that Alexander has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article II hereof.

SECTION 3.22.      No Integrated Offering. Assuming the accuracy of each of the representations and warranties of Alexander and Cummings Creek set forth in Section __, neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of Exchange Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.

SECTION 3.23.      Indebtedness. All outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments is set forth in the SEC Reports.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

SECTION 3.24.      Tax Status. The Company has timely filed all tax returns, reports, declarations, statements, and other information required by law to be filed with or supplied to any taxing authority with respect to the Taxes (as defined below) owed by the Company (the “Tax Returns”).  All Taxes due and payable on or before the Closing have been paid or will be paid prior to the time they become delinquent.  All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.  The Company has not been advised (a) that any of the Tax Returns have been or are being examined or audited as of the date hereof, (b) that any such examination or audit is currently threatened or contemplated, or (c) of any deficiency in assessment or proposed judgment to its Taxes.  The Company has no knowledge of any liability for any Taxes to be imposed up each Investor on its properties or assets as of the date of this Agreement that are not adequately provided for on the Balance Sheet.  The Company has delivered or made available to Alexander true and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by the Company in the past three years.  The Company has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does the Company have any liability for Taxes of any other person or entity.  The Company is not a party to any tax allocation or sharing arrangement or tax indemnity agreement.  For purposes of this Agreement, the term “Taxes” shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America or any other governmental entity, and any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

SECTION 3.25.      No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Exchange Shares by any form of general solicitation or general advertising.  The Company has offered the Exchange Shares for sale only to Alexander and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

SECTION 3.26.      Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Exchange Shares, (ii) except in private transactions not involving a market maker, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Company  or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Exchange Shares.

ARTICLE IV

COVENANTS AND OTHER AGREEMENTS

SECTION 4.1.        Transfer Restrictions.

(a)           Exchange Shares acquired by Alexander may only be transferred, pledged or disposed of in compliance with state and federal securities laws.  In connection with any transfer of Exchange Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of Alexander or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Exchange Shares under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Investor under this Agreement.

(b)           Alexander agrees to the imprinting, so long as is required by this Section 4.1(b) of a legend on any of the Exchange Shares in the following form:

(i)           THESE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SHARES OF COMMON STOCK MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SHARES.

(c)           Alexander acknowledges and agrees that for the period of time during which Alexander is subject to any lockup agreements, the Exchange Shares may not be pledged nor may a security interest be granted in some or all of the Exchange Shares.  If any lockup agreements binding upon Alexander expire or waived, then Alexander may pledge or grant a security interest to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act, provided it agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, Alexander may transfer pledged or secured Exchange Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company, provided, however, the Company may require Alexander to provide to the Company an opinion of counsel selected by Alexander and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company to the effect that such transfer or pledge does not require registration of such transferred or pledged Exchange Shares under the Securities Act.  At Alexander’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Exchange Shares may reasonably request in connection with a pledge or transfer of the Exchange Shares.

SECTION 4.2.        Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Exchange Shares in a manner that would require the registration under the Securities Act of the issuance of the Exchange Shares to Alexander.

SECTION 4.3.        Reimbursement.  If Alexander becomes involved in any capacity in any Proceeding by or against any Person who is a stockholder of the Company (except as a result of sales, pledges, margin sales and similar transactions by Alexander), solely as a result of Alexander acquisition of the Exchange Shares from the Company under this Agreement, the Company will reimburse Alexander for his reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.  The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of Alexander who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of Alexander and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Alexander and any such Affiliate and any such Person.  The Company also agrees that none of Alexander nor any of his Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company solely as a result of acquiring the Exchange Shares under this Agreement.

SECTION 4.4.        Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Exchange Shares as required under Regulation D and to provide a copy thereof, promptly upon request of Alexander.  The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Exchange Shares for, sale to Alexander at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of Alexander.

SECTION 4.5.        Short Sales and Confidentiality After The Date Hereof.  Alexander covenants that neither he nor any Affiliate acting on his behalf or pursuant to any understanding with him will execute any Short Sales during the period commencing at the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced.  Alexander covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, Alexander will maintain the confidentiality of all disclosures made to him in connection with this transaction (including the existence and terms of this transaction).  Notwithstanding the foregoing, Alexander does not make any representation, warranty or covenant hereby that he will not engage in Short Sales in the securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced.

SECTION 4.6.        Assumption of Debt.  The Company shall assume the debt described under Cummings Creek Parties Disclosure Schedule 2.16 within ninety (90) days of the Closing Date.

ARTICLE V

INDEMNITY

SECTION 5.1.        Survival of Representations, Warranties, Covenants and Obligations.  The representations, warranties, covenants and obligations in this Agreement shall survive the Closing Date. A claim for indemnification relating to the representations and warranties in this Agreement may be made at any time prior to the first anniversary of the Closing (the “Survival Termination Date”); provided that (i) a claim relating to Section 2.6 may be made at any time until eighteen months following the Closing Date and (ii) a claim relating to Sections 2.1, 2.2, 2.3, 2.4, 2.8, 3.1, 3.3, 3.6, 3.7, 3.8 and 3.9 (the “Fundamental Representations”) or to any agreements or covenants to be performed following the Closing, including without limitation Section 4.6, may be made at any time.

SECTION 5.2.        Alexander Agreement to Indemnify. Subject to the limitations contained in this Article V, upon the terms and subject to the conditions of this Article V, Alexander will severally indemnify, defend and hold harmless Lattice and its successors and permitted assigns (collectively, the “Company Indemnified Parties”) at any time after the Closing, from and against, and shall reimburse such persons for, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses in connection with a claim, including, taxes, penalties and reasonable attorneys’ fees and expenses (collectively, “Damages”) asserted against, relating to, imposed upon or incurred by Lattice or any Company Indemnified Parties arising from or in connection with: (i) a breach of any representation of Alexander contained in this Agreement, or (ii) the breach of any agreement or covenant of Alexander contained in this Agreement (collectively, the matters in clauses (i) and (ii), “Company Claims”).  Nothing in this Agreement shall limit or restrict any of Company Indemnified Parties’ rights to recover any amounts in connection with any action based upon Fraud by any Alexander.

SECTION 5.3.        Lattice’s Agreement to Indemnify. Upon the terms and subject to the conditions of this Article, Lattice will indemnify, defend and hold harmless Alexander, (the “Alexander Indemnified Parties”) at any time after the Closing, from and against, and shall reimburse such persons for, any and all Damages asserted against, relating to, imposed upon or incurred by the Alexander Indemnified Parties or any of them arising from or in connection with: (i) a breach of any representation of Lattice contained in or made pursuant to this Agreement, or (ii) the breach of any agreement or covenant of Lattice contained in this Agreement (unless the breach resulted from an action of an Alexander Indemnified Party). Nothing in this Agreement shall limit or restrict any of the Alexander Indemnified Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon Fraud by Lattice.

SECTION 5.4.        Claim Procedures. If a Person is entitled to indemnification under this Article V (the “Indemnified Party”), such party may make claim under this Article V (a “Claim”) by delivering to the party required to provide indemnification hereunder (the “Indemnifying Party”) written notice of such claim (the “Claims Notice”). The Claims Notice shall state the nature and basis of such Claim or action, to the extent known, and the amount in dispute under such claim or action, if known at such time. The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is received by the Indemnifying Party. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Claim described in the related Claims Notice. If the Indemnifying Party elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or by written notice to the Indemnified Party, then the amount of Damages, to the extent known at the time, set forth in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall pay within thirty (30) days after the last day of the applicable Response Period the amount of Damages due pursuant to this Article V. If the Indemnifying Party delivers a Claim Response not relating to a Third-Party Claim within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Indemnifying Party and the Indemnified Party shall promptly meet and act in good faith to settle the dispute before otherwise seeking to enforce their respective rights under this Article V. Any obligation of Alexander to indemnify Lattice Indemnified Parties pursuant to Section 5.2 shall be payable in shares of Company Common Stock.  For purposes of making any such indemnification payments hereunder, each share of Company Common Stock shall be valued at the volume weighted average price (computed using Bloomberg) of a share of Company Common Stock for the 30-trading day period ending on the date preceding the date on which such payment is made.

SECTION 5.5.         Third-Party Claim.

(a) In the event any claim for indemnification under this Article V is based on a claim asserted by a third party (i.e., a Person other than a party hereto or its Affiliates, or agents) (a “Third-Party Claim”), the party seeking indemnification shall give prompt written notice to such other party of the Third-Party Claim, which notice shall specify in reasonable detail the basis of such claim and the facts pertaining thereto, and indicating the sections of this Agreement allegedly breached to the extent determinable which are the basis for such claim and the best estimate of the amount to the extent determinable or estimable as of such notice date of the Damages that has been or may be suffered by the Indemnified Party; provided that the failure to so notify any Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such Indemnifying Party.

(b) In the event of any Third-Party Claim, the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice to assume and conduct the defense of the underlying Third-Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assume control of the defense, which, notwithstanding the foregoing, shall be borne by the Indemnifying Party). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of any Third-Party Claim and shall pay the reasonable fees and out-of-pocket expenses of a single counsel retained by all such Indemnified Parties with respect to such Third-Party Claim if: (i) the Indemnifying Party does not conduct the defense of the Third-Party Claim with reasonable diligence; or (ii) the Third-Party Claim seeks non-monetary, equitable or injunctive relief, (ii) alleges violations of criminal law, or (iii) includes as the named parties in any such Third-Party Claim both an Indemnified Party and an Indemnifying Party, and either a defense is available to an Indemnified Party that is not available to an Indemnifying Party or applicable ethical guidelines provide that, in either case, it would be inappropriate to have the same counsel represent both parties. If the Indemnifying Party has assumed such defense as provided in this Section 5.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim. If the Indemnifying Party does not assume the defense of any Third-Party Claim in accordance with this Section 5.5(b), the Indemnified Party may continue to defend such claim at the reasonable cost of the Indemnifying Party and the Indemnifying Party may still participate in, but not control, the defense of such Third-Party Claim at the Indemnifying Party’s sole cost and expense.

SECTION 5.6.        Settlement.

(a) If the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 5.5(b), or is not entitled to do so, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(b) If the Indemnifying Party assumes and conducts the defense of the Third-Party Claim in accordance with Section 5.5(b), the Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim that: (A) involves any action by the Indemnified Party other than the payment of money (which is paid in full by the Indemnifying Party), (B) provides for injunctive or other non-monetary relief against the Indemnified Party, or (C) does not grant an unconditional release of the Indemnified Party from all liability with respect to such Third-Party Claim.

(c) In any Third-Party Claim, the party responsible for the defense of such claim shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, all settlement negotiations and offers. The Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party and its representatives all books and records of the Indemnified Party relating to such Third-Party Claim and shall cooperate with the Indemnifying Party in the defense of the Third-Party Claim, including by making available personnel as witnesses in connection with any action.

SECTION 5.7.    Exclusive Remedy. The provisions for indemnification set forth in this Article V are the exclusive remedies for damages caused as a result of breaches of the representations, warranties and covenants contained in this Agreement, it being understood that the remedies of injunction and specific performance shall remain available to the parties hereto. In this regard, the parties hereto waive and relinquish any and all other remedies for damages to the extent such claim is based upon breaches of the representations, warranties and covenants contained in this Agreement. Subject to the limitations and conditions hereinabove set forth, (i) an Indemnifying Party under this Article V shall not be liable for any duplicative damages, or punitive or exemplary damages with respect to any indemnity claim; (provided, however, that such limitation shall not apply to the extent awarded to a third party in a Third-Party Claim and required to be paid by the Indemnified Party) and (ii) each Indemnified Party shall be expressly precluded from making any indemnification claim based on (x) diminution of value, to the extent arising from special or unique circumstances relating to the Indemnified Party that were not reasonably foreseeable as of the date of this Agreement, or (y) consequential damages.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.1         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to the Company, to:

Lattice, Inc.
7150 N. Park Drive
Suite 500
Pennsauken, New Jersey 08109
Attention: Joseph Noto, CFO

with copies (which shall not constitute notice hereunder) to:

Becker Meisel LLC
220 Lake Drive East, Suite 102
Cherry Hill, NJ 08002
Fax No: (856) 779-8716
Attention: Timothy J. Szuhaj, Esq.

(b) if to the Cummings Creek Parties, to:

Cummings Creek Capital, Inc.
8778 Howeth Road
Wittman, MD 21676
Attention: Ralph Alexander, President

with copies (which shall not constitute notice hereunder) to:

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia 22102
Fax No: (703) 720-8610
Attention: Adam J. August, Esq.

SECTION 6.2         Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, however, that for the purposes of this Agreement Lattice shall be deemed not to be an Affiliate of any of the Cummings Creek Parties.

“Alexander Disclosure Schedule” means the Disclosure Schedule prepared by Alexander and delivered to Lattice prior to the execution of this Agreement.

“CLR Group Disclosure Schedule” means the Disclosure Schedule attached to and made a part of the Purchase Agreement.

“CLR Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of CLR Group and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an “CLR Material Adverse Effect”: any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the market price or trading volume of CLR Shares (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “CLR Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an CLR Material Adverse Effect), (B) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (C) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage, in each case in the United States, (D) the announcement of this Agreement or the Transaction, (E) changes in applicable Law or in the interpretation thereof, (F) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that CLR Group or its Subsidiaries are required to adopt or (G) any failure of CLR Group to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “CLR Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, an CLR Material Adverse Effect); provided, however, that such matters in the case of clauses (B), (C), (E), and (F) shall be taken into account in determining whether there has been or will be a “CLR Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on CLR Group and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of CLR Group and its Subsidiaries.

“Contract” means any binding agreement, arrangement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license or sublicense, whether written or oral.

“Cummings Creek Parties” means Alexander, Cummings Creek and CLR Group collectively.

“Cummings Creek Parties Disclosure Schedule” means the Disclosure Schedule prepared by the Cummings Creek Parties and delivered to Lattice prior to the execution of this Agreement.

“Cummings Creek Parties Permit” means, with respect to any Cummings Creek Parties, all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, approvals and clearances of all Governmental Authorities and third Persons which are required for such Cummings Creek Parties to own, lease, and operate its properties and other assets and to carry on its businesses as they are now being conducted.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud” means, with respect to any Cummings Creek Parties or Lattice, as the case may be, an actual and intentional fraud with respect to the making of the representations and warranties in Article II or Article III, as applicable, provided, that such actual and intentional fraud of (i) a Cummings Creek Parties shall only be deemed to exist if any of the individuals listed in clause (a) of the definition of Knowledge had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties in Article II, as qualified by the Cummings Creek Parties Disclosure Schedule, were actually and intentionally breached in any material respect when made or (ii) Lattice shall only be deemed to exist if any of the individuals listed in clause (b) of the definition of Knowledge had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties in Article III, as qualified by the Company’s SEC Reports, were actually and intentionally breached in any material respect when made.

“Governmental Authority” means any United States federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Indebtedness” means, with respect to any Person, without duplication, any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities that would be reflected as current liabilities on a balance sheet prepared in accordance with GAAP arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any reimbursement, payment or similar obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) interest rate swap agreements and (h) any binding obligation of such Person (or its Subsidiaries) to guarantee any of the types of payments described in the foregoing clauses on behalf of any other Person.

“Knowledge” means (a) with respect to a Cummings Creek Parties, the actual knowledge of Ralph Alexander and (b) with respect to Lattice, the actual knowledge of Paul Burgess and Joseph Noto. For the purposes of Section 2.4, Knowledge with respect to Ralph Alexander will mean actual knowledge after reasonable inquiry.

“Law” means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, proxy, power of attorney, voting trust or agreement, or encumbrance of any kind in respect of such asset.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation and by-laws or similar organizational documents of such Person, as amended and currently in effect.

“Permitted Liens” means any Liens (a) created by (i) the CLR Stockholder Documents, (ii) the Organizational Documents of CLR Group, (iii) applicable state and federal securities Laws or (b) with respect to the representations and warranties of each Cummings Creek Parties set forth in Section 2.1(a) that are made as of the date of this Agreement, to secure the credit obligations of the Cummings Creek Parties or their respective Affiliates.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than fifty percent (50%) of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Alexander Disclosure Schedule, and the Cummings Creek Parties Disclosure Schedule.

SECTION 6.3         Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section of this Agreement Where Defined
10-K Report	3.7
Action	3.9
Agreement	Preamble
Alexander Indemnified Parties	5.3
Barron Partners 8-K Report	3.7
Board of Directors	Recitals
CCC Shares	Preamble
Claim	5.4
Claim Response	5.4
Claims Notice	5.4
Closing	1.2
Closing Date	1.2
CLR Shares	Recitals
CLR Group	Recitals
CLR Voting Debt	2.12(c)
Company	Preamble
Company Claims	5.2
Company Common Stock	Recitals
Company Indemnified Parties	5.2
Contributed Shares	1.1
Damages	5.2
Discussion Time	2.15
Exchange Shares	Recitals
Fundamental Representations	5.1
GAAP	3.8
Indemnified Party	5.4
Indemnifying Party	5.4
Intellectual Property Rights	3.14
Material Adverse Effect	3.1(a)
Material Permits	3.12
Response Period	5.4
Required Approvals	3.5
SEC Reports	3.8
Survival Termination Date	5.1
Taxes	3.24
Tax Returns	3.24
Third-Party Claim	5.5
Transaction	Recitals

SECTION 6.4         Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States.

(h) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(i) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(j) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.

(k) The parties have participated jointly in the negotiation and drafting of this Agreement (including the Cummings Creek Parties Disclosure Schedules, and Exhibits hereto). In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(l) Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and shall also be deemed to include all rules and regulations promulgated thereunder, and references to all attachments thereto and instruments incorporated therein.

SECTION 6.5         Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

SECTION 6.6        Entire Agreement; Third-Party Beneficiaries.  This Agreement and the other Transaction Documents (including the Confidentiality Agreement and the documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto and their successors and permitted assigns. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 6.7        Governing Law.  This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

SECTION 6.8         Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 6.9         Consent to Jurisdiction. Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transaction, or for recognition and enforcement of any judgment in respect of this Agreement, the Transaction and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Transaction, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the Transaction or the subject mater hereof, may not be enforced in or by such courts.

SECTION 6.10        Effect of Disclosure. The disclosure of any matter in the Alexander Schedule or Cummings Creek Parties Disclosure Schedule shall expressly not be deemed to constitute an admission by Alexander or Cummings Creek Parties or Lattice, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

SECTION 6.11        Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

SECTION 6.12       Waiver and Amendment; Remedies Cumulative. Subject to applicable Law, (a) any provision of this Agreement or any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the parties here may be extended at any time prior to Closing. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 6.12 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject to applicable Law, any of the provisions of this Agreement may be amended at any time by the mutual written agreement of Lattice and the Cummings Creek Parties. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 6.13       Waiver of Jury Trial.

EACH OF THE CUMMINGS CREEK PARTIES AND LATTICE HEREBY IRREVOC-ABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION OR THE ACTIONS OF THE CUMMINGS CREEK PARTIES AND LATTICE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 6.14       Specific Performance.  The parties agree that irreparable damage would occur and that the Cummings Creek Parties and Lattice may not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Cummings Creek Parties or Lattice. It is accordingly agreed that the Cummings Creek Parties and Lattice shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 6.15       Attorneys’ Fees.  The non-prevailing party to any claim that is finally determined under this Agreement, or any party that voluntarily dismisses any action against the other (i.e., non-suit), whether with or without prejudice, commenced under this Agreement will pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party(ies) to such claim.  For purposes of this Section 6.15, in any claim or litigation hereunder in which any claim or the amount thereof is at issue, the party seeking indemnification will be deemed to be the non-prevailing party unless the applicable court of competent jurisdiction awards the party seeking indemnification more than one half (1/2) of the amount in dispute, plus any amounts not in dispute; in which case, the Person against whom indemnification is sought shall be deemed to be the non-prevailing party.

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IN WITNESS WHEREOF, Lattice and the Cummings Creek Capital Inc. and CLR Group LTD have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

           LATTICE INCORPORATED

           By:   /s/ Paul Burgess
           Name:  Paul Burgess
           Title:    President

           CUMMINGS CREEK CAPITAL INC.

           By:   /s/ Ralph Alexander
           Name:  Ralph Alexander
           Title:    President

CLR GROUP LTD

           By:   /s/ Ralph Alexander
           Name:  Ralph Alexander
           Title:    President

           RALPH ALEXANDER
           Individually and sole stockholder of Cummings Creek Capital, Inc.

            /s/ Ralph Alexander

[Signature Page to Contribution and Exchange Agreement]

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